UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2016 (June 22, 2016)

SYNERGY RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)
______________________________

COLORADO (State or other jurisdiction of incorporation or organization)	001-35245 (Commission File Number)	20-2835920 (I.R.S. Employer Identification Number)

1625 Broadway, Suite 300
Denver, Colorado 80202

Registrant’s telephone number, including area code: (720) 616-4300

______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
The 2016 annual meeting of shareholders (the “Meeting”) of Synergy Resources Corporation (the “Company”) was held on June 22, 2016. As described in Item 5.07 below, each director nominee identified in the Company’s proxy statement for the Meeting was elected to the Company’s board of directors (the “Board”). Effective contemporaneously with the election of directors at the Meeting, the Board assigned the following directors to the Board’s Audit, Compensation and Nominating Committees:

•	Audit Committee – Paul Korus (chair), Jack Aydin and Ray McElhaney;

•	Compensation Committee – Jack Aydin (chair), Daniel Kelly and Rick Wilber;

•	Nominating Committee – Ray McElhaney (chair), Rick Wilber and Daniel Kelly.
Also on June 22, 2016, the Board appointed Michael Eberhard as Chief Operating Officer – Operations and Nicholas Spence Chief Operating Officer – Development of the Company, effective immediately. Each was promoted from another position with the Company as described below. In connection with his promotion, each of Messrs. Eberhard and Spence will receive an increase in annual salary to $310,000, with a target long-term incentive bonus equal to 125% of that amount starting in 2017. Of the total long term incentive award, 70% will be payable in the form of performance stock units and 30% in the form of restricted stock units. Each will also receive a grant of 7,730 performance stock units for 2016. Other aspects of the compensatory arrangements of Messrs. Eberhard and Spence were not changed.
Mr. Eberhard, 58, has served as Vice President – Completions of the Company since August 2015. Mr. Eberhard has over 35 years of industry experience focused on field development optimization. Before joining the Company, he served as Completions Manager for Anadarko Petroleum’s DJ Basin program, a position he held from July 2011 to July 2015. From 1981 to 2011 he worked for Halliburton Energy Services in various sales and technical roles, including as Regional Technical Manager from May 2004 to July 2011. Mr. Eberhard is a registered Professional Engineer in the State of Colorado. He graduated from Montana State University. He served on the Society of Petroleum Engineers Board of Directors from 2012 to 2015. He has authored or co-authored several Society of Petroleum Engineers papers and industry articles. He also holds a U.S. Patent for 3D seismic data conversion.
Mr. Spence, 57, has served as Vice President – Drilling of the Company since October 2015. He worked for Anadarko Petroleum from January 2011 until September 2015 in a variety of roles focused on operations in the Rocky Mountain region including Completions Manager (May 2015 to September 2015), Drilling Engineering Manager (from January 2011 to November 2013 and from May 2014 to May 2015), and Engineering Manager (December 2013 to May 2014). Mr. Spence began his career with Union Pacific Resources in 1989. He held positions of increasing responsibility in both offshore and onshore technical roles as well as the development of the Austin Chalk horizontal play. In 2000 he founded Spence Oil Company, LLC, a company he sold in 2010. Mr. Spence holds a Bachelor of Science in Petroleum Engineering from the Colorado School of Mines.
As of the effective date of the appointment of Messrs. Eberhard and Spence to their new positions, Craig Rasmuson, the Company’s then-Chief Operating Officer, became the Company’s Executive Vice President – Business Development. No changes were made to Mr. Rasmuson’s compensation in connection with his change in title.
Also on June 22, 2016, the Compensation Committee approved change of control agreements with certain of the Company’s officers, including Chief Financial Officer James Henderson, Mr. Eberhard and Mr. Spence. Under the agreements, if a “change of control” (as defined in the agreement) occurs, any unvested equity awards held by the relevant officer will automatically vest. In addition, if the officer is terminated without cause within 18 months following a change in control, he will receive an amount equal to two times his base salary and short-term incentive award and certain benefits for an 18-month period. In the event the officer is terminated without cause in other circumstances, he will receive an amount equal to his base salary and short-term incentive award and certain benefits for a 12-month period.

The foregoing is only a summary of the terms of the change of control agreements, and is qualified in its entirety by reference to the text of the agreement, a form of which is attached hereto as Exhibit 10.1.
Item 5.07. Submission of Matters to a Vote of Security Holders.

Holders of 148,695,805 shares of the Company’s common stock outstanding at the close of business on May 2, 2016 were entitled to vote at the Meeting, of which 113,560,584 shares, or approximately 76% of those entitled to vote, were represented in person or by proxy at the Meeting.
The certified results of the matters voted upon at the Meeting, which are more fully described in the Company’s proxy statement, are as follows:

PROPOSAL # 1 – Election of Directors

Lynn A. Peterson	For: 107,982,218 Withheld: 5,578,366
Rick A. Wilber	For: 67,220,638 Withheld: 46,339,946
Raymond E. McElhaney	For: 74,724,654 Withheld: 38,835,930
Jack Aydin	For: 66,920,024 Withheld: 46,640,560
Daniel E. Kelly	For: 113,042,930 Withheld: 517,654
Paul J. Korus	For: 112,995,784 Withheld: 564,800
As described in the Company’s Current Report on Form 8-K filed on June 14, 2016, the Audit Committee determined to dismiss EKS&H LLLP as the Company’s independent accounting firm and appoint Deloitte & Touche LLP to that role effective June 13, 2016. Accordingly, Proposal No. 2 presented in the proxy statement, relating to the ratification of the independent accounting firm, was withdrawn prior to the Meeting and was not voted upon.
Item 9.01. Financial Statements and Exhibits.

See Exhibit Index.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: June 23, 2016
Synergy Resources Corporation

By:	/s/ Lynn A. Peterson
Lynn A. Peterson
President and Chief Executive Officer

Exhibit No.	Description

10.1	Form of Change of Control Agreement.